Exhibit 99.1

PRESS RELEASE

Contact:
John T. Thomas, 214-549-6611
President and CEO
or
Jeff N. Theiler, 414-978-6521
EVP and CFO

Physicians Realty Trust Announces New Acquisitions, Executed Purchase and Sale Agreements and a Letter of Intent Which, Upon Closing, Would Result in the Company Owning over $1 Billion of Quality Healthcare Real Estate Investments

Q4 2014 Investments Totaled $104.8 Million and Total 2014 Net New Investments Exceeded $552 Million

Physicians Realty Trust Also Announces Letter of Intent to Acquire $116 Million Portfolio of Medical Office Facilities Bringing Total Pending Investments to More Than $205 Million

MILWAUKEE—(BUSINESS WIRE) — Physicians Realty Trust (NYSE:DOC) (the “Company”), a self-managed healthcare properties REIT, announced today the closing of $81.7 million of investments in medical office facilities during November and December 2014. The Company invested more than $552 million in medical real estate during 2014. The closings included the previously announced Carle Danville Clinic and Middletown medical office building acquisitions as well as three newly announced transactions.

•                  Carle Danville Clinic. The clinic is located in Danville, Illinois. The Carle Danville Clinic offers pediatrics, OB/GYN, family and adult medicine, as well as specialty services such as anticoagulation management, allergy and plastic surgery. The facility is a 46,663 square foot medical office building that is 100% occupied by The Carle Foundation. The purchase price for the clinic was approximately $10.3 million in cash with an anticipated first year unlevered yield of 7.3%.

•                  Middletown MOB Portfolio. The two buildings located in Middletown, New York, total 35,426 square feet and are 100% occupied by Middletown Medical, P.C. (“Middletown Medical”), a 56-member multi-specialty physician group. At closing, Middletown Medical entered into a 12-year absolute NNN master lease for the two buildings. The purchase price for the medical office buildings was approximately $14.4 million in cash with an anticipated first year unlevered yield of 7.0%.

•                  Jacksonville MOB Loan. The buildings located in Jacksonville, Florida secure a term loan made by the Company in the amount of $8.6 million to fund the renovations and additions of two re-purposed buildings in Jacksonville, Florida. Upon completion of the expansion and renovations, the Class A facility will be roughly 44,850 square feet consisting primarily of a surgery center leased to a healthcare system affiliated operator, imaging center, physical therapy, walk-in clinic, cardiology cath lab and physician offices with exam rooms. As a condition of the term loan, DOC has the option to purchase the property after completion and full lease-up, estimated to be July 1, 2015 at a 7.2% capitalization rate on first year NOI. The loan accrues interest at a rate of 9%, which will be credited to the purchase price if the Company exercises the purchase option.

•                  Napoleon Medical Office Building. The multi-tenant building located in New Orleans, Louisiana is a 10-story mid-rise MOB located across the street from the Ochsner Baptist Medical Facility. It is 65,775 square feet and currently 89.0% leased. The purchase price of $10.5 million represents a 7.7% first year unlevered yield.

•                  West Tennessee Bone and Joint. The two adjacent buildings located in Jackson, Tennessee are 36,494 square feet in the aggregate. The Company purchased the buildings in a sale-leaseback transaction with the orthopedic physician group, West Tennessee Bone and Joint, which entered into a new 15-year absolute net lease.  The buildings include an ambulatory surgery center operated under a certificate of need with the state of Tennessee, imaging space and physician offices. The purchase price of $9.9 million represents a first year unlevered yield of 7.2%.

The Company also announced today the execution of a non-binding letter of intent with The Davis Group and an equity investor working with The Davis Group to acquire a 96% or greater interest in a portfolio of 7 medical office facilities located in the Minneapolis-St. Paul Metropolitan area and one additional medical office facility located in Jamestown, North Dakota. The purchase price for the acquisition of the portfolio of properties is approximately $116.3 million, payable in a combination of cash, common units or proposed new preferred units in the operating partnership of the Company, such relative amounts to be elected and determined by the respective property sellers at or prior to closing of a definitive agreement, plus the assumption of approximately $5.8 million of property-related indebtedness encumbering one of the facilities. The Company’s investment will exceed $100 million. The portfolio is 98% leased and the average age of 7 of the buildings is approximately 2 years, with one other building located on the campus of the Fairview Health System hospital campus in Edina, Minnesota, which was built in 1979. The average lease term of the portfolio is 10 years. The portfolio totals 362,354 rentable square feet, with 49% leased to credit rated health systems, including Allina Health System, Essentia Health West, Fairview Health System, and North Memorial Health Care. Approximately 80% of the portfolio’s rentable square feet is either leased to a credit rated health system or located on the campus of one of the health system’s hospitals. The Company is partnering with The Davis Group, headquartered in Minneapolis, which developed 7 of the 8 facilities, which will retain a minority interest in the joint venture controlled by the Company and which will continue to actively manage and lease the facilities on behalf of the Company. The Closing of each of the transactions under the non-binding letter of intent is subject to the execution of a definitive purchase and sale or contribution agreement and such agreements are expected to be subject to customary conditions to closing.

John Thomas, the Company’s President and Chief Executive Officer, stated, “We are very excited to partner with Mark Davis and The Davis Group to acquire such a large interest in these newer high quality medical office facilities leased to major healthcare systems in the upper Midwest. Mark Davis, who has had an outstanding career in healthcare, developed these facilities working with his health system relationships and he has plans to develop many more facilities in the future. We look forward to working with Mark and his clients for years to come, and while we have no obligation to fund the development of The Davis Group’s future facilities, we expect to have the opportunity to continue to partner with Mark and his clients on additional facilities in the future.”

The Company previously announced that it entered into the following three separate purchase agreements with an aggregate value of $89.5 million. The Company continues to work with the seller of each of these assets and expects the investments will be completed in the near future.

•                  Trios Health Medical Office Building. Located in Kennewick, Washington, this 160,000 rentable square foot medical office building is 100% leased to and on the campus of the Trios Southridge Hospital. The building is under construction and is expected to open in late June, 2015. As part of the Trios Health Southridge Campus, the MOB will be connected to the Trios Southridge Hospital and commissioned primarily for outpatient services and medical staff offices. It is expected that most of the physician offices will be occupied by the Trios Medical Group, particularly for specialties that more commonly need proximate access to the hospital for in-patient rounding and treatment. Since 2008, Trios Medical Group has hired more than 45 new providers. Planned services include advanced diagnostic imaging, a retail pharmacy, laboratory, physical therapy, a medical infusion center, and other ambulatory services. At closing, the Company would assume a 60-year ground lease and enter into a 30-year absolute NNN master lease with Trios Health Hospital which escalates annually at 2.35%. The Company has agreed to acquire the medical office building for $64 million in cash with an anticipated first year unlevered yield of 6.6%. The acquisition is subject to the receipt of a certificate of occupancy, commencement of rent under the Trios Health Hospital master lease and customary conditions to closing, including accuracy of representations and warranties and performance of covenants. The Company is not financing or otherwise participating in the development of the building.

•                  Jacksonville Ambulatory Surgery Center and Medical Office Building. Located in Jacksonville, Florida, the ambulatory surgery center and medical office building is 46,016 square feet. A national hospital system leases and operates the surgery center and the building is 100% leased and occupied. Closing of this transaction has been delayed since October, pending approval by the special servicing agent for the Company to assume a $12 million loan encumbering the building. The gross purchase price for the building is approximately $19 million with a first year unlevered yield of approximately 7.7%.

•                  Columbus Medical Office Facility. Located in Columbus, Georgia, this 37,995 square foot facility is 100% leased to the Columbus Clinic, a large multi-specialty physician group, and is attached to the Columbus Regional Health’s midtown hospital. The purchase price for the building is $6.5 million and is part of the larger portfolio acquisition completed by the Company in October 2014.  The first year unlevered yield is approximately 7.5%.

Each pending acquisition described in this press release is subject to customary closing conditions and there can be no assurance the Company will complete any of these transactions or acquire any of these buildings.

“We have continued to execute our business plan to acquire high quality well occupied medical facilities leased to outstanding clinical groups and operators. If successful in completing all of the pending acquisitions, our Company will own more than $1 billion in high quality medical office facilities located in 21 states and containing more than 3.5 million rentable square feet.” said John Thomas. “Most of these investment opportunities have resulted from referrals by existing physician partners and other clients, and we continue to see robust medical office investment opportunities for the foreseeable future,” Thomas added.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company is a Maryland real estate investment trust and has elected to be taxed as a REIT for U.S. federal income tax purposes. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership, directly or through limited partnerships, limited liability companies or other subsidiaries.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will”, “would”, “intend”, “should”, “believe”, “expect”, “anticipate”, “project”, “estimate” or other similar words or expressions that do not relate solely to historical matters. In particular, these forward-looking statements include, but are not limited to, the first year unlevered yields on properties, the Company’s opportunities to acquire properties and the Company’s ability to close acquisitions on currently anticipated terms, or within currently anticipated timeframes. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed during 2014, copies of which are available on the SEC’s website,www.sec.gov . Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Physicians Realty Trust